EXHIBIT 10.50

FIRST AMENDMENT

This FIRST AMENDMENT (the “First Amendment”) is entered into on this 30th day of December, 2010, by and between CPI Corp. (the “Company”) and __________, a resident of the State of __________ (“Employee”).

WHEREAS, the parties previously entered into an Offer of Employment relating to the terms and conditions of Employee’s employment with the Company dated __________ (the “Agreement”); and

WHEREAS, the parties desire to make certain amendments to the Agreement intended to comply with Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder by entering into this First Amendment.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:

1. Section 2 (Annual Bonus) is hereby amended to add the following at the end thereof:

“Except as otherwise expressly provided in any bonus plans in which you may be participating, any annual bonus otherwise payable to you under this Section 2 based on a Company fiscal year performance period will be paid not later than December 31st of the calendar year following the last day of the Company’s fiscal year performance period to which such bonus relates.”

2. Section 4 (Termination and Severance) is hereby amended to add the following after the first sentence thereof:

“Payment of the amount to which you may otherwise be entitled pursuant to the preceding sentence shall commence on the 60th day following the date of your termination of employment by the Company without Cause, (or the next following business day if such 60th day is not a business day), provided you have delivered (and not revoked) your executed release before the 60th day following the date of your termination of employment.  The Company’s receipt of your executed release will not accelerate payment, but the initial payment on the 60th day shall be in an amount equal to four bi-weekly installments and the balance remaining thereafter shall be paid in twenty-two equal bi-weekly installments.”

3. New Section 9 is added to read as follows:

“9.  Code Section 409A.  It is intended that this Agreement will not result in the imposition of any tax liability pursuant to Code Section 409A, and this Agreement shall be construed and interpreted consistent with that intent.  All references in this Agreement to your termination of employment shall mean your “separation from service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h) thereunder.  Further, if you are a “specified employee” as defined in Code Section 409A, any portion of the amounts payable under this Agreement as a result of your termination of employment that are not eligible for any of the exceptions to the application of Code Section 409A (such as the severance pay exception or the short-term deferral exception), shall not be paid to you until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” or (ii) your death.  To the extent that any reimbursements payable to you pursuant to this Agreement are subject to Code Section 409A, any reimbursements otherwise payable to you shall be paid no later than December 31st of the calendar year following the year in which the related expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.  For purposes of Code Section 409A, your right to receive the payments of compensation pursuant to this Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.”

4. Miscellaneous.

(a)  This Amendment, together with the Agreement, constitute the entire agreement among the parties and contains all of the agreements among the parties with respect to the subject matter hereof.  Except as specifically set forth herein, the Agreement shall remain in full force and effect.  In the event of any conflict between this Amendment and any other provision of the Agreement, the provisions of this Amendment shall prevail.

(b)  This Amendment and all actions taken in connection herewith shall be governed and construed in accordance with the substantive laws of the State of Missouri.

(c)  This Amendment may be executed in two counterparts, both of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has fully executed this Amendment as of the date first written above.

EMPLOYEE	CPI CORP.

By:

Its: